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                               HEXCEL CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                As filed with the Commission on December 19, 2002

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                  Hexcel Corporation Signs Agreements to Issue
                        $125 Million of Equity Securities


  Proceeds will provide for payment at maturity of 7% Convertible Subordinated
      Notes due August 1, 2003 and reduce senior bank debt Hexcel planning to refinance its senior credit facility with new senior debt having a term of four years or more


STAMFORD, Conn.--(BUSINESS WIRE)--Dec. 18, 2002-- Hexcel Corporation (NYSE/PCX:
HXL) today announced that it has entered into definitive agreements providing for $125 million of new equity financing through the issuance for cash of a total of 125,000 shares of a series A convertible preferred stock and 125,000 shares of a series B convertible preferred stock.

Upon the closing of the transactions, the total number of Hexcel's outstanding common shares including shares issuable upon conversion of both of the new convertible preferred stocks is expected to increase from approximately 38.4 million shares to approximately 88.2 million.

Hexcel said that it has agreed to issue 77,875 shares of series A convertible preferred stock and 77,875 shares of series B convertible preferred stock to affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC (the "Investors") for a cash payment of approximately $77.9 million.

The series A and the series B convertible preferred stocks will be mandatorily redeemable on January 22, 2010. Both preferred stocks will be convertible, at the option of the holder, into common stock at a conversion price of $3.00 per share, and will automatically be converted into common stock if the trading price for such common stock exceeds $9.00 per share over a 60-day period after the third anniversary of the closing. The preferred stocks will be entitled to vote on an as converted basis with Hexcel's common stock. The series A preferred stock will accrue dividends at a rate of 6% per annum following the third anniversary of the issuance, which dividends may be paid in cash or added to the accrued value of the preferred stock, at Hexcel's option. The series B preferred stock will not accrue dividends. After giving effect to the issuances, the Investors will own approximately 35.2% of Hexcel's outstanding voting securities.

Hexcel has separately agreed to issue 47,125 shares of series A convertible preferred stock and 47,125 shares of series B convertible preferred stock to affiliates of Goldman Sachs, which currently owns approximately 37.8% of Hexcel's outstanding common stock, for a cash payment of approximately $47.1 million. This issuance of preferred stock will enable Goldman Sachs and its affiliates to maintain their current percentage ownership interest in Hexcel's voting securities, consistent with their rights under the governance agreement entered into in 2000.

At the closing of the transactions, Hexcel and the Investors will enter into a stockholders agreement, which gives the Investors the right to nominate up to two directors (of a total of ten) to Hexcel's board of directors and certain other rights. Affiliates of Goldman Sachs will continue to have the right to nominate up to three directors under the governance agreement entered into at the time of their investment in Hexcel in 2000. The stockholders agreement and the amended Goldman Sachs governance agreement will require that the approval of at least six directors, including at least two directors not nominated by the Investors or Goldman Sachs, be obtained for board actions generally. The stockholders agreement will also prohibit the Investors from acquiring voting securities of Hexcel in excess of 39.5% of Hexcel's outstanding voting securities unless approved by Hexcel's board. The Investors and the affiliates of Goldman Sachs Group, Inc. have agreed to an 18-month lock up on the securities being issued, except for certain registered offerings.


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

The issuances are sized for, and conditioned upon, the refinancing of Hexcel's existing senior credit facility for a period of at least four years through some combination of new senior revolving credit facilities, term loans and notes with certain threshold maturity and covenant requirements. The transactions are also subject to customary closing conditions, including regulatory approvals and the approval of Hexcel's stockholders.

The proceeds from the preferred stock issuances will be used to reduce Hexcel's bank debt and to provide for the repayment in August 2003 of its 7% Convertible Subordinated Notes due 2003.

Mr. David E. Berges, Chairman, President and Chief Executive Officer of Hexcel, stated, "The recapitalization will enable Hexcel to improve its financial and operating flexibility as well as strengthen the confidence of our stakeholders. The Company has responded to an unprecedented weakness in commercial aerospace and electronics markets by reducing cash fixed costs by 24%. The resultant operating earnings as well as good cash management, has allowed the Company to reduce its debt by over $41 million in the twelve-month period ending September 30, 2002. Despite these actions, the Company continues to have a highly leveraged capital structure and has been required to seek amendments to its senior bank facilities. The uncertain timing of recoveries in our core markets and the upcoming maturity of our Convertible Subordinated Notes due 2003, followed by the expiration of our senior credit facility in 2004, led us to pursue alternatives to reduce the Company's total leverage."

Mr. Berges continued, "With this cash infusion, we expect to be able to arrange a new senior facility to take us well into the recovery of our markets and assure all our lenders we are committed to meeting our obligations. As important, we expect that our customers, suppliers, employees and shareholders will be better able to focus on the long-term potential of the company. We are delighted that Berkshire and Greenbriar have made such a meaningful commitment to Hexcel. Particularly given their focus and expertise in the aerospace sector, we are excited about the prospect of their joining the Board and contributing to the growth of the Company."

Mr. Sanjeev Mehra, a Managing Director of Goldman Sachs, stated, "The commitment by Goldman Sachs to an additional investment in Hexcel is an affirmation of Goldman Sach's belief in the long term strength of the Company, its management and market position."

Mr. Joel S. Beckman, a Managing Partner of Greenbriar Equity Group, stated "We consider Hexcel to be a premier supplier to the aerospace industry and are enthusiastic about our investment and the company's prospects." Mr. Robert J. Small, a Managing Director of Berkshire Partners, added, "We believe that Hexcel has an outstanding product offering and management team, and is well-positioned to participate in an industry upturn."

An independent committee of Hexcel's board unanimously approved the investment by Berkshire Partners and Greenbriar Equity Group as well as the investment by the Goldman Sachs investors. The Goldman Sachs investors have, subject to certain conditions, committed to vote their shares of common stock in favor of the transactions. The transactions are anticipated to be completed in the first half of 2003.

Hexcel will host a conference call at 11am EST on Thursday, December 19, 2002 to discuss the transactions and respond to questions. The telephone number for the conference call is (719) 867-0680 and the confirmation code 793185. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately seven days.


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

Hexcel Corporation is the world's leading advanced structural materials company. It designs, manufactures and markets lightweight, high reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, general industrial and recreation applications.

Berkshire Partners is an active investor in the private equity market managing approximately $3.5 billion of equity capital. Through its 18-year investment history, Berkshire has invested in over 70 companies with a primary focus on building solid, growth-oriented companies in conjunction with strong, equity-incented management teams. Berkshire invests in a number of industries including manufacturing, retailing, transportation, communications and business services. Additional information may be found at www.berkshirepartners.com.

Greenbriar Equity Group LLC is focused exclusively on making private equity investments in the global transportation industry, including companies in freight and passenger transport, commercial aerospace, automotive, logistics, and related sectors. Greenbriar and Berkshire Partners LLC have entered into a strategic joint venture and co-investment agreement to address transportation and related investment opportunities. Greenbriar manages $700 million of committed limited partner capital and co-investment commitments and, together with Berkshire, has access to more than $1 billion for investment in privately negotiated equity investments within the transportation industry. Additional information may be found at www.greenbriarequity.com.

GS Capital Partners is the current primary investment vehicle of Goldman Sachs for making privately negotiated equity investments. The current GS Capital Partners fund was formed in July 2000 with total committed capital of $5.25 billion, $1.5 billion of which was committed by Goldman Sachs and its employees, with the remainder committed by institutional and individual investors.

Disclaimer of Forward-Looking Statements

This press release contains statements that are forward looking, including statements relating to the anticipated growth of most of the markets the company serves. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, increased competition, product mix, and currency exchange rate changes. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Hexcel Corporation (the "Company") and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction among the Company, Berkshire Partners LLC and Greenbriar Equity Group LLC and the proposed transaction among the Company and affiliates of Goldman Sachs Group, Inc. (together, the "Transactions"). The participants in such solicitation may include the Company's executive officers and directors, none of whom own in excess of 1% of the Company's common stock. Further information regarding persons who may be deemed participants will be available in the Company's proxy statement to be filed with the Securities and Exchange Commission in connection with the Transactions.

This press release is not a proxy statement. The Company has not yet filed a proxy statement in connection with the solicitation of proxies relating to the proposed Transactions. Stockholders of the Company will receive such a statement and a proxy card in connection with the solicitation. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such statement (when available) and other relevant documents may also be obtained, free of charge, on the


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

Securities and Exchange Commission's website (http://www.sec.gov) or by request by contacting Investor Relations Department, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, 16th Floor, Stamford, Connecticut 06901-3238.


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